Exhibit 99.1

Contact:
Sandra Reid
Manager, Corporate Communications
The Davey Tree Expert Company
800-447-1667, ext. 349
Sreid@davey.com

The Care of Trees, Inc. Joins The Davey Tree Expert Company

Industry leading companies unite with over 7,000 employees operating in 45 states and 6 Canadian provinces.

KENT, Ohio, June 30, 2008– The Davey Tree Expert Company, North America’s original and largest residential tree care company, has merged with The Care of Trees, Inc., one of the nation’s top three premier residential/commercial tree service organizations.

Davey Tree, founded in 1880 by John Davey, provides diversified services and technical consulting to the utility industry, state and federal governments, large commercial properties, and golf and sports facilities, in addition to the residential market. In 2007, Davey had consolidated revenues of $506 million. Employee owned since 1979, Davey is the 16th largest majority employee-owned company in the United States according to the National Center for Employee Ownership.

The Care of Trees, based in Wheeling, Illinois, has operations and facilities in Illinois, California, Connecticut, Maryland, New York, Pennsylvania and Virginia. It provides tree care services for more than 60,000 residential and commercial clients.  In 2007, The Care of Trees posted revenues of approximately $51 million.

Hendricksen Tree Experts was established in the 1960s by John R. Hendricksen, and later became The Care of Trees as a result of the merger of Archibald Enoch Price, the Care of Trees, and Hendricksen Tree Experts in 1985. Hendricksen, prior to the merger, was the principal owner of this employee-owned business.  Going forward, The Care of Trees will operate as a wholly owned Davey subsidiary.

“The Care of Trees and Davey Tree combined have nearly 170 years of experience providing advanced tree care services.  We will continue to focus on service integrity as we build on the best qualities of both companies,” said Karl J. Warnke, Davey president and CEO.  “It’s an exciting time as we unite our individual strengths for the mutual benefit of our clients and our employee owners.”

Warnke added, “Our companies have many similarities.  As employee-owned companies, our people are the foundation of our success.  We have storied histories and similar cultures.  We take pride in providing employees with the atmosphere and training they need to deliver the highest levels of performance and customer service.”

“This merger gives us the chance to take the best practices of both companies across North America,” said Hendricksen, chairman of The Care of Trees.  “Our commitment to our employees, particularly exemplified with our Leading with Safety program, is very compatible with Davey’s safety commitment to their employee owners.”

This transaction is Davey’s thirteenth acquisition in the past two years.  It follows Davey’s March 2008 acquisition of the assets of Wolf Tree Experts, Inc., a Knoxville, Tennessee based utility tree trimming company with 700 employees, a 13-state service area, and annualized revenues of over $40 million.

For more information about Davey, visit www.davey.com and for more information about The Care of Trees visit www.thecareoftrees.com/.

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Trademarks

Davey Tree is a registered trademark of The Davey Tree Expert Company and/or its affiliates. Other names may be trademarks of their respective owners.

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements about Davey Tree and Hendricksen, The Care of Trees, Inc. When used in this document, the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” similar expressions and any other statements that are not historical facts, in each case as they relate to Davey Tree and Hendricksen, The Care of Trees, Inc., the management of either such company or the transaction are intended to identify those assertions as forward-looking statements. In making any such statements, the person making them believes that its expectations are based on reasonable assumptions. However, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated. These forward-looking statements are subject to numerous risks and uncertainties. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the control of Davey Tree  and Hendricksen, The Care of Trees, Inc., including: the impact of general economic conditions in regions in which either such company currently does business, industry conditions, including competition, capital expenditure requirements, legislative or regulatory requirements, changes in the tax laws, interest rates, access to capital markets and our ability to quickly and efficiently integrate our acquisitions with our existing business. The actual results or performance by Davey Tree or Hendricksen, The Care of Trees, Inc., could differ materially from those expressed in, or implied by, these forward-looking statements. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Davey Tree or Hendricksen, The Care of Trees, Inc.